EXHIBIT 99.1

At Fenix Parts:
Scott Pettit
Chief Financial Officer
scottpettit@fenixparts.com

Investor and Media Inquiries:
Chris Kettmann
773-497-7575
ckettmann@lincolnchurchilladvisors.com

Fenix Parts Files 2016 Form 10-K

Fourth Quarter 2016 Highlights

•
Net revenues increased sequentially by 2% to $33.2 million, compared to third quarter 2016 net revenues of $32.5 million, and increased by 6% compared to pro forma combined net revenues for the fourth quarter of 2015 of $31.3 million.

•	The sequential revenue increase was driven by higher sales of recycled OE parts, partially offset by lower scrap metal revenues due to lower volumes.

•
Gross Profit Margin of 41.4% increased from third quarter 2016 Gross Profit Margin of 34.3%. For the full year 2016, Gross Profit Margin was 40.5% and Adjusted Gross Profit Margin (a non-GAAP financial measure, as reflected in the non-GAAP reconciliation Table B below) was 38.5%, after eliminating the impact of certain adjustments recorded in the first half of 2016. As discussed previously, management of the Company believes Gross Profit Margin should be viewed on an annual basis due to periodic interim inventory adjustments that impact the figure, both positively and negatively, as application of the retail method of accounting for inventories is complex and requires substantial estimated reserves, allowances and discounts.

•	Net Loss of $1.1 million, with Operating Loss of $1.6 million and Adjusted Operating Income of $0.5 million, as reflected in the non-GAAP reconciliation Table A below.

WESTCHESTER, IL - August 15, 2017 - Fenix Parts, Inc. (Pink Sheets: FENX), a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products, today announced fourth quarter and full year 2016 results.

Net Revenues
Consolidated net revenues were $33.2 million for the fourth quarter of 2016, compared to $32.5 million in the third quarter of 2016, and $31.3 million on a pro forma combined basis in the fourth quarter of 2015. Sales of recycled OEM products were $29.1 million for the fourth quarter of 2016, up 5 percent from $27.8 million in the third quarter of 2016 and up 9 percent from $26.7 million on a pro forma combined basis in the fourth quarter of 2015, including sales contributed by Ocean County, Butler and Tri-City (which the Company acquired during the second half of 2015) during both comparative periods. Sales from other ancillary products, representing the sale of commodities including scrap metal, were $4.1 million in the fourth quarter of 2016, compared to $4.7 million in the third quarter of 2016 and $4.1 million in the fourth quarter of 2015 on a pro forma combined basis. Sales from the Company’s Canadian operations were $3.5 million in the fourth quarter of 2016, up slightly compared to $3.3 million for the third quarter of 2016 and down slightly compared to $3.7 million in the fourth quarter of 2015.

The following table provides a breakdown of net revenues for the fourth quarter of 2016, compared to the third quarter of 2016 and the pro forma combined revenues for the fourth quarter of 2015. The 2015 Pro Forma column includes companies acquired in October 2015 for the full quarter. This breakdown shows the impact of parts and commodities sales, Canadian operations, and three U.S.-based acquisitions occurring in the second half of 2015:

Fenix Parts Net Revenue Summary (in $US, millions)

	Fourth Quarter (Unaudited)	Third Quarter (Unaudited)	Fourth Quarter (Unaudited)
	2016 Reported	2016 Reported	2015 Pro Forma
Recycled OE parts and related products
US locations - Founding Companies	$23.6	$22.4	$21.0
Canadian locations	3.5	3.3	3.7
Subsequently acquired US locations	8.5	7.8	6.2
Gross parts revenue	35.6	33.5	30.9
Other ancillary products (including scrap metal)	4.1	4.7	3.5
Intercompany sales eliminations	(6.5)	(5.7)	(4.2)
Net revenue	$33.2	$32.5	$30.2

For the first quarter of 2017, the Company expects to report consolidated net revenues of approximately $34 million.

Kent Robertson, CEO of Fenix Parts, said, “Fourth quarter 2016 revenues increased sequentially due to improved sales to repair shop customers, partially offset by lower scrap metal revenues during the period as a result of lower volumes. Adjusted Operating Income increased to $0.5 million, despite continued high professional fees. We want to thank our shareholders for their patience during this arduous process of completing our first audit with our new auditors and filing our 10-K for 2016. With this audit base now achieved, we are optimistic that our future filings can be made on a more timely basis.”

Operating Loss
Reported Operating Loss for the fourth quarter of 2016 was $1.6 million, driven by the impact of lower scrap revenue and continued high professional fees. After net adjustments of $2.1 million, Adjusted Operating Income was $0.5 million for the fourth quarter of 2016. The adjustments, and their effect on reported Operating Loss for the fourth quarter of 2016, are described in the bullets points, and demonstrated in the first column of the Non-GAAP Reconciliation Table, below:

•	Depreciation and amortization expense was $1.3 million during the fourth quarter, including $0.2 million allocated to Cost of Goods Sold;

•	Share-based compensation attributable to equity awards was $0.2 million for the fourth quarter;

•	The non-cash portion of rent expense was $0.4 million for the fourth quarter, primarily due to the straight lining of rent expense;

•	Indemnification receivable was reduced by $0.1 million in the fourth quarter;

•	Loss on the disposal of fixed assets was $0.2 million in the fourth quarter;

•	The expected payout of contingent consideration was reduced by $0.2 million in the fourth quarter; and

•	Deferral of revenue related to warranties increased in the fourth quarter by $0.1 million.

Fenix Parts Inc.
Non-GAAP Reconciliation Table A (in $US, millions)

	Fourth Quarter 2016	Full Year 2016
Operating loss	$(1.6)	$(47.8)
Depreciation and amortization	1.3	5.6
Share-based compensation expense	0.2	2.6
Non-cash rent expense	0.4	1.1
Reduction in indemnification receivables	0.1	2.9
Loss on the disposal of fixed assets	0.2	0.2
Change in the estimated fair value of contingent consideration liabilities	(0.2)	(8.2)
Deferred warranty	0.1	0.8
Goodwill impairment	0	45.3
Retrospective inventory adjustment	0	(4.0)
Amortization of acquired inventory fair value mark up	0	1.4
Adjusted operating income (loss)	$0.5	$(0.1)

While included in non-cash items on the Company’s statement of cash flows for the current period, several items above, such as settlement of contingent consideration liabilities, could have an impact on the Company’s cash flow in the future.

The Company’s reported results were impacted by audit, legal and other professional service fees of $1.7 million in the fourth quarter of 2016, and $6.7 million for the full year 2016.

For additional information regarding the items mentioned above, please see the notes to the consolidated financial statements and MD&A sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Default Under Credit Facility and Bank Forbearance Agreement
The Company’s failure to deliver its second, third and fourth quarter reports on a timely basis and its failure to comply with certain financial covenants as of June 30, 2016, September 30, 2016 and December 31, 2016 have triggered defaults under the Credit Facility with BMO Harris Bank N.A. (Please see the discussion below and in Note 5 of notes to the consolidated financial statements in the Company’s Form 10-K for the year ended December 31, 2016 for additional details.) As a result, the Company is required to reflect all of its Credit Facility debt of approximately $21 million (after capitalized debt issuance costs) as a current liability in the attached balance sheet as of December 31, 2016.

The Company’s failure to comply with the Credit Facility’s financial covenants as of December 31, 2016 was due primarily to:
(i) lower asset values as a result of reductions during 2016 to the aggregate estimated fair value of acquired inventory, which reduced the Company’s Borrowing Base for covenant calculations;
(ii) limits on certain non-cash adjustments to calculate EBITDA for covenant compliance; and
(iii) lower than forecasted EBITDA during 2016 because of a shortfall in revenue from sales of scrap metals and higher operating expenses, including significant accounting, auditing, legal and other fees.

Management has been and remains highly focused on maximizing cash flows from operations and, to the extent possible, minimizing the cost of outsourced professional services.

On June 28, 2017, the Company announced an amendment to the Forbearance Agreement related to its Credit Facility (the "Forbearance Agreement") with BMO Harris Bank N.A. and its Canadian affiliate, Bank of Montreal. Under the amended Forbearance Agreement, and subject to its conditions, the lenders have agreed, during the amended forbearance period ending August 31, 2017, to refrain from exercising their rights and remedies under the Credit Facility with respect to the Company’s non-compliance with applicable financial and other covenants and any further non-compliance with such covenants. The amended Forbearance Agreement also permits the Company to add the quarterly interest payment otherwise due for the second quarter of 2017 to the principal amount of debt outstanding and defer a $250,000 principal payment that was due on June 30, 2017 to the end of the forbearance period.

As previously announced, in the first quarter of 2017, the Board of Directors of the Company engaged Stifel, Nicolaus & Co., Inc., a subsidiary of Stifel Financial Corp. (NYSE: SF), to advise the Board and Company management and to assist in pursuing a range of potential strategic and financial transactions that will provide the Company with improved liquidity and maximize shareholder value. Stifel is in the process of identifying and evaluating potential alternatives, including a business combination, debt and equity financing or a strategic investment into the Company, and is reporting directly to a special committee of independent directors established to oversee and coordinate these activities. The Board has not set a definitive timetable for completion of this process. There can be no assurance that this process will result in a transaction or other strategic alternative of any kind. The Company does not intend to disclose developments or provide updates on the progress or status of this process unless it deems further disclosure is appropriate or required.

If the Company is unable to reach further agreement with BMO Harris Bank N.A. to obtain waivers or amendments to the existing Credit Facility, find acceptable alternative financing, obtain equity contributions or arrange a business combination, after the forbearance period under the Forbearance Agreement, as amended (and during the forbearance period in the event of any new defaults other than those anticipated defaults enumerated therein), the lenders could elect to declare some or all of the amounts outstanding under the Credit Facility to be immediately due and payable. If this happens, the Company does not expect to have sufficient liquidity to pay the outstanding amounts under of the Credit Facility. In addition, the Company has significant obligations under contingent consideration agreements related to certain acquired companies, and it will need access to additional credit to be able to satisfy these obligations. As a result, substantial doubt exists regarding the ability of the Company to continue as a going concern.

Fire at Toronto Facility
On April 6, 2017, a fire occurred at the Company’s facility in Scarborough (Toronto), Ontario. Although the building and contents therein, including computer equipment and some accounting records, were completely destroyed, no employees were injured, and none of the inventory of vehicles on the premises was impacted. Losses associated with the fire are covered under the Company’s property and business interruption insurance. However, coverage is subject to deductibles, limits and certain exclusions. Operations previously conducted at this facility are currently flowing through the Company’s Port Hope facility. The Company is working with its insurance carrier and the provincial environmental authorities to rebuild and resume operations at its Toronto facility in the near future. For further information, refer to the “Subsequent Events” note to the consolidated financial statements in the Form 10-K filing for the year ended December 31, 2016.

Outlook
Mr. Robertson commented, “We continue to face challenges related to our strained liquidity position, high professional fees and the inability to borrow under our existing Credit Facility. We are working closely with our bank to navigate these challenges. With the assistance of our investment bankers, we also continue to evaluate strategic alternatives that will provide the Company with improved liquidity and maximize shareholder value. Looking at the business, we are pleased with the growth in sales to repair shops and will remain focused on providing exceptional service and high-quality parts to our customers.”

Company management will not be hosting a conference call to discuss fourth quarter and full-year 2016 results.

About Fenix Parts
Fenix Parts is a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products. The company’s primary business is auto recycling, which is the recovery and resale of OEM parts, components and systems reclaimed from damaged, totaled or low value vehicles. Customers include collision repair shops (body shops), mechanical repair shops, auto dealerships and individual retail customers. Fenix provides its customers with high-quality recycled OEM products, extensive inventory and product availability, responsive customer service and fast delivery.

Fenix was founded in 2014 to create a network that offers sales, fulfillment and distribution in key regional markets in the United States and Canada. The Fenix companies have been in business an average of more than 25 years and operate from 16 locations throughout the Eastern U.S. and in Ontario, Canada.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent," the negative of these terms or other similar expressions. Our actual results could differ materially from those discussed or implied herein.

We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties included in the recently-filed Annual Report for 2016 on Form 10-K, which include, among other things:

•	Lack of liquidity materially adversely affecting our ability to continue as a going concern if we are unable to execute on the development of a strategic alternative to improve liquidity;

•	Our relatively short operating history and our ability to successfully integrate our operating subsidiaries ("Subsidiaries"), and those subsidiaries we may acquire;

•	Reduced liquidity and market price of our stock due to trading on Pink Sheets, instead of being listed on a national securities exchange;

•	Our ability to satisfy our debt obligations and to operate in compliance with our financing agreements;

•	Our ability to successfully locate and acquire additional businesses that provide recycled OEM automotive products and our ability to successfully integrate acquired companies with our business;

•	Our ability to acquire additional businesses that may require financing that we are unable to obtain on acceptable terms, or at all;

•	Our success in managing internal growth;

•	Variations in the number of vehicles sold, vehicle accident rates, miles driven and the age of vehicles in accidents;

•	Competition from vehicle replacement part companies, including but not limited to those that provide recycled parts;

•	Our ability to maintain our relationships with auto body shops, insurers, other customers and with auction companies from which we purchase our salvage vehicles;

•	Our compliance and our Subsidiaries' past compliance with environmental laws and regulations and federal, state and local operating and permitting requirements;

•
Known environmental liabilities at the facility we have been leasing in Toronto, Ontario since 2015, associated with groundwater and surface water contamination as a result of historical releases and a petroleum hydrocarbon spill in November 2010, which liability we did not assume;

•	Potential for significant impairment of goodwill and intangibles;

•	Fluctuations in the prices of scrap metal and other metals;

•	Changes in the exchange rate for the Canadian Dollar;

•	Changes in the national, provincial or state laws and regulations affecting our business;

•	Disruptions in the information technology systems on which our business relies;

•	Damage to our business and reputation in the event of an unfavorable outcome to an ongoing SEC inquiry which commenced in September 2016;

•	Securities class action litigation filed in 2017 due to the decline in our stock price;

•
The impact of a fire in April 2017 at our Toronto Facility and a subsequent order by a Director of the Ontario Ministry of the Environment and Climate Change that we must submit a plan for approval prior to recommencing operations; and

•	Material weaknesses in our internal control over financial reporting.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Use of Non-GAAP Financial Measures
Fenix Parts, Inc. provides investors with the non-GAAP financial measures of adjusted operating income (loss) and adjusted gross profit margin, in addition to the traditional GAAP operating performance measure of operating income (loss) and gross profit margin as part of its overall assessment of its performance. A reconciliation of operating income (loss) to adjusted operating income (loss) is included in Table A above.

The following Table B presents a reconciliation of gross profit margin to adjusted gross profit margin:
Fenix Parts Inc.
Non-GAAP Reconciliation Table B (in $US, thousands)

Year Ended
Dec. 31, 2016

Net revenues	$132,100

Cost of goods sold	78,641

Gross profit	$53,459

Gross profit margin	40.5%

Adjustments (1):
Amortization of inventory fair value mark-up	1,402
Retrospective inventory opening balance sheet adjustment	(2,221)
Lower value of acquired inventory	(1,777)

Adjusted Gross Profit	$50,863

Adjusted gross profit margin	38.5%

(1) These amounts can be found in the Consolidated Statement of Cash Flows, and such adjustments are more fully described in Note 4 of notes to the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016.

Fenix Parts, Inc.
CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$738	$2,827
Accounts receivable, net of allowance	7,203	6,834
Inventories	32,568	38,892
Prepaid expenses and other current assets	435	545
Total current assets	40,944	49,098
Property and equipment, net	10,089	11,609
Goodwill	37,027	76,812
Intangible assets, net	32,211	33,786
Indemnification receivables	2,009	5,078
Other non-current assets	3,117	3,455
TOTAL ASSETS	$125,397	$179,838
LIABILITIES
Current liabilities:
Account payable	$4,955	$3,456
Accrued expenses	4,800	2,847
Contingent consideration liabilities - current	7,156	9,345
Current portion of long-term debt under Credit Facility	21,094	793
Other current liabilities	1,899	2,058
Total current liabilities	39,904	18,499
Deferred warranty revenue, net of current portion	558	227
Long-term related party debt, net of current portion	832	2,071
Long-term debt under Credit Facility, net of current portion	—	19,645
Contingent consideration liabilities, net of current portion	—	6,085
Deferred income tax liabilities	8,170	15,624
Reserve for uncertain tax positions	2,180	5,733
Other non-current liabilities	3,124	2,170
Total non-current liabilities	14,864	51,555
TOTAL LIABILITIES	54,768	70,054
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 30,000,000 shares authorized; 20,038,489 and 19,926,868 shares issued and outstanding at December 31, 2016 and 2015, respectively	20	20
Additional paid-in capital	139,193	136,398
Accumulated other comprehensive loss	(3,328)	(4,247)
Accumulated deficit	(73,656)	(30,787)
Total Fenix Parts, Inc. shareholders’ equity before noncontrolling interest	62,229	101,384
Noncontrolling interest	8,400	8,400
Total shareholders’ equity	70,629	109,784
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$125,397	$179,838

Fenix Parts, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)	Year Ended December 31, 2016	Year Ended December 31, 2015	Period from January 2, 2014 (Inception) to December 31, 2014
Net revenues	$132,100	$68,946	$—
Cost of goods sold	78,641	53,559	—
Gross profit	53,459	15,387	—
Selling, general and administrative expenses	49,888	28,346	232
Outside service and professional fees	6,741	9,091	4,515
Depreciation and amortization	4,601	2,743	—
Change in fair value of contingent consideration liabilities	(8,234)	6,050	—
Change in indemnification receivable	2,920	—	—
Goodwill impairment	45,300	—	—
Operating loss	(47,757)	(30,843)	(4,747)

Interest expense	(1,384)	(263)	—
Other (expense) income, net	(14)	(1,959)	1
Total other expense, net	(1,398)	(2,222)	1
Loss before income tax benefit	(49,155)	(33,065)	(4,746)
Benefit for income taxes	6,286	7,024	—
Net loss	$(42,869)	$(26,041)	$(4,746)

Loss per share available to common shareholders:
Basic & Diluted	$(2.05)	$(1.86)	$(2.22)

Weighted average common shares outstanding:
Basic & Diluted	19,869,316	13,332,691	2,142,994

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Net loss	$(42,869)	$(26,041)	$(4,746)
Foreign currency translation adjustment	919	(4,247)	—
Net comprehensive loss	$(41,950)	$(30,288)	$(4,746)